Exhibit 10.1

TRADE RECEIVABLES

PURCHASE AND SALE AGREEMENT

Dated as of December 20, 1988,

as Amended and Restated as of November 14, 1995, as of January 1, 1999,

as of November 14, 2000, as of November 14, 2005 and as

Further Amended and Restated as of September 19, 2008

Among

PECO ENERGY COMPANY,

VICTORY RECEIVABLES CORPORATION,

And

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

i

“Dilution Ratio”	7
“Dilution Reserve”	7
“Dilution Reserve Factor”	7
“Dilution Spike”	7
“Dilution Volatility Ratio”	7
“Disclosure Document”	7
“Effective Date”	7
“EGS”	8
“EGS Receivable”	8
“Eligible Asset”	8
“Eligible Receivable”	8
“Enhancement Agreement”	10
“Enhancement Provider”	10
“ERISA”	10
“Eurocurrency Liabilities”	10
“Existing Agreement”	10
“Facility Termination Date”	10
“Federal Funds Rate”	10
“Fee Letter”	10
“Fees”	11
“Fixed Period”	11
“Intangible Transition Charges”	12
“Intercreditor Agreement”	12
“Investor”	12
“Investor Rate”	12
“Investor Report”	12
“Liquidation Day”	12
“Liquidation Fee”	12
“Liquidity Advance”	12
“Liquidity Agent”	12
“Liquidity Agreement”	13
“Liquidity Provider”	13
“Loss Horizon Ratio”	13
“Loss Ratio”	13
“Loss Reserve”	13
“Loss Reserve Factor”	13
“Loss-to-Liquidation Ratio”	13
“Moody’s”	13
“Mortgage”	13
“Net Receivables Pool Balance”	13
“Nonrecourse Debt”	14
“NRPB Discount Percentage”	14
“Obligor”	14
“Outstanding Balance”	14
“Owner”	14
“Peak Loss Ratio”	14

“Person”	14
“Pool Receivable”	14
“Pooled Commercial Paper”	15
“Prime Rate”	15
“Program Administration Agreement”	15
“Program Administrator”	15
“Provisional Liquidation Day”	15
“Purchase”	15
“QRO’s”	15
“Receivable”	15
“Receivables Pool”	15
“Related Security”	15
“Report Date”	15
“Reserve Amount”	16
“S&P”	16
“Sale Agreement”	16
“Seller”	16
“Servicing Agreement”	16
“Settlement Date”	16
“Settlement Period”	16
“Special Agreement Receivable”	16
“Tariff”	16
“Tariff Receivable”	16
“Termination Date”	17
“Third Party Biller”	17
“Third Party Biller Receivable”	17
“Transaction Document”	17
“Transition Bonds”	17
“Trigger Event”	17
“Trust”	17
“Unbilled Tariff Receivable”	17
“UCC”	17
“Yield”	17
“Yield Reserve”	18
SECTION 1.02 Other Terms	18
SECTION 1.03 Computation of Time Periods	18

ARTICLE II AMOUNT AND TERMS OF PURCHASE	18
SECTION 2.01 Facility	18
SECTION 2.02 [Omitted]	19
SECTION 2.03 Fees and Payments	19
SECTION 2.04 Determination of Investor Rate	19
SECTION 2.05 Eligible Asset	19
SECTION 2.06 Non-Liquidation Settlement Procedures	20
SECTION 2.07 Provisional Liquidation Procedures	20
SECTION 2.08 Liquidation Settlement Procedures	21
SECTION 2.09 General Settlement Procedures	21

SECTION 11.07 No Proceedings	42
SECTION 11.08 Confidentiality	42
SECTION 11.09 Execution in Counterparts	43
SECTION 11.10 Acknowledgment	43
SECTION 11.11 No Recourse	43
SECTION 11.12 WAIVER OF JURY TRIAL	43

EXHIBITS

EXHIBIT A	[Omitted]
EXHIBIT B	[Omitted]
EXHIBIT C	Form of Investor Report
EXHIBIT D	[Omitted]
SCHEDULE I	Description of Credit and Collection Policy

v

TRADE RECEIVABLES

PURCHASE AND SALE AGREEMENT

Dated as of December 20, 1988,

as Amended and Restated as of November 14, 1995, as of January 1, 1999,

as of November 14, 2000, as of November 14, 2005

and as Further Amended and Restated as of September 19, 2008

PECO ENERGY COMPANY (formerly known as Philadelphia Electric Company), a Pennsylvania corporation (the “Seller”), VICTORY RECEIVABLES CORPORATION, a Delaware corporation (the “Investor”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMUNY”), as agent (the “Agent”) for the Investor and the Owner (as defined below), agree as follows:

PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2)      The Seller, CIESCO, LLC (“CIESCO”) and Citicorp North America, Inc. (“CNAI”) entered into that certain Trade Receivables Purchase and Sale Agreement dated as of December 20, 1988, as amended and restated as of November 14, 1995, as of January 1, 1999, as of November 14, 2000 and as of November 14, 2005, and further amended as of December 28, 2007 and as of April 30, 2008 (the “Existing Agreement”).

(3)      CIESCO and CNAI have assigned all of their right, title and interest in and to the Existing Agreement to the Investor and BTMUNY, respectively, and the parties hereto now desire to amend and restate the Existing Agreement, all in accordance with the conditions set forth below.

(4)      The Seller has, and expects to have, Pool Receivables in which the Seller has sold or intends to sell interests, referred to herein as Eligible Assets.

(5)      BTMUNY has agreed to act as Agent in accordance with the terms and provisions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to amend and restate the Existing Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01        Certain Defined Terms. As used in this Agreement, each of the following terms shall have the following meaning (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Adjustment Request” has the meaning assigned to the term in the Servicing Agreement and relates to and sets forth the recalculation and adjustment of the Intangible Transition Charges.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim of any Person.

“Affiliate” when used with respect to a Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Obligor” means any Obligor which is an Affiliate of another Obligor.

“Agent” has the meaning assigned to that term in the introductory paragraph hereto.

“Agent’s Account” means the special account (account number 01419647) of the Agent maintained at the office of Deutsche Bank Trust Company Americas at 60 Wall Street, New York, New York 10005, ABA No. 021-001-033, Account Name: Corporate Trust & Agency Services, Reference: Victory Receivables Corporation/PECO Energy Co.

“Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of:

(a)      the rate of interest most recently announced by BTMU in New York, New York as its Prime Rate; or

(b)      the Federal Funds Rate most recently determined by the Agent, plus 1.00%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Agent in connection with extensions of credit.

“Assignee Rate” for any day falling in a particular Fixed Period with respect to any Eligible Asset means an interest rate per annum equal to the BTMU LIBO Rate for such Fixed Period plus (i) 1.5% per annum or (ii) in the event that all of the Seller’s long-term public First and Refunding Mortgage Bonds are not rated at least BBB- by S&P and Baa3 by Moody’s, 2.5% per annum; provided, however, that (i) for any Fixed Period on or prior to the first day of which the Owner shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Owner to fund such Eligible Asset at the Assignee Rate set forth above (and the Owner shall not have subsequently notified the Agent that such circumstances no longer exist), (ii) in the case of any Fixed Period of one to (and including) 29 days, (iii) in the case of any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Eligible Asset will not be funded by issuance of commercial paper, and (iv) in the case of any Fixed Period for an Eligible Asset the Capital of which allocated to the Owner is less than $500,000, the “Assignee Rate” for such Fixed Period shall be an interest rate per annum equal to 1.5% per annum above the Alternate Base Rate in effect on the first day of such Fixed Period; provided further that the Agent and the Seller may agree in writing from time to time upon a different “Assignee Rate.”

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“BTMU LIBO Rate” means for any Fixed Period the rate per annum at which deposits in U.S. Dollars are offered by the principal office of BTMU in London, England to prime banks in the London interbank market at 11:00 a.m. London time two (2) Business Days before the commencement of such Fixed Period or, if no such rate is available, BTMU shall determine such rate based on the rates it is offered on deposits of such duration in the London interbank market.

“BTMU LIBO Rate Reserve Percentage” of any Owner for any Fixed Period in respect of which Yield is computed by reference to the BTMU LIBO Rate means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Owner with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“BTMUNY” has the meaning assigned to that term in the Preliminary Statements.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City, Philadelphia, Pennsylvania and Chicago, Illinois and (ii) if this definition of “Business Day” is utilized in connection with the BTMU LIBO Rate, dealings are carried out in the London interbank market.

“Capital” of an Eligible Asset means the original amount paid to the Seller for such Eligible Asset by the Investor or, in the case of an Eligible Asset created by the division or combination of an Existing Eligible Asset (as defined in Section 2.11), the amount as determined in Section 2.11, in each case reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.07; provided, however, that such Capital of such Eligible Asset shall be deemed not to have been reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.

“CAP Rate Program Receivables” means Tariff Receivables of Obligors whose annual household gross income is below 150% of the federal poverty level. Obligors in this program receive a rate discount for usage up to a fixed maximum each month. Usage exceeding this maximum is billed at the regular Tariff rate. These Obligors may also have any pre-application arrears on their account forgiven if they remain current on post-application billings for six consecutive months. This requirement may be replaced by an arrangement that forgives 1/12th of the arrearage for each on-time payment of the current account.

“CIESCO” means CIESCO, LLC, a Delaware limited liability company.

“Collection Agent” means at any time the Person (including the Agent) then authorized pursuant to Article VI to service, administer and collect Pool Receivables.

“Collection Agent Fee” has the meaning assigned to that term in Section 2.03(c).

“Collection Agent Fee Reserve” means, on any day, the product of (i) the percentage per annum used in the calculation of the Collection Agent Fee in effect on such day multiplied by (ii) the Days’ Sales Outstanding plus the Collection Delay Period, multiplied by (iii) the aggregate Outstanding Balance of all Receivables in the Receivables Pool multiplied by (iv) 1/360.

“Collection Delay Period” means 10 days or such other number of days as the Agent may select upon three Business Days’ notice to the Seller.

“Collections” means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Pool Receivable, and any Collection of such Pool Receivable deemed to have been received pursuant to Section 2.08 or Section 2.09.

“Commercial Paper Note” means a promissory note having a term not exceeding 270 days.

“Competition Act” means the Pennsylvania Electricity Generation Customer Choice and Competition Act of 1996 and shall also include all amendments, rules, regulations and orders promulgated thereunder or related thereto issued from time to time.

“Competitive Transition Charges” means those charges so designated on Obligors’ bills and imposed on such Obligors pursuant to the QRO’s.

“Concentration Limit” for any Obligor means at any time 3% for any Obligor or such higher percentage (“Special Concentration Limit”) for such Obligor as the Agent may approve from time to time in writing upon three Business Days’ notice to the Seller; provided, that the Special Concentration Limit shall be 6% for Obligors whose (i) long-term public senior non-credit enhanced unsecured debt securities are rated at least BBB- by S&P and at least Baa3 by Moody’s and/or (ii) unsecured commercial paper and short-term debt obligation ratings are at least A-3 by S&P and at least P-3 by Moody’s (it being understood that if any such rating is downgraded, the Concentration Limit shall automatically, and without the requirement of notice, revert to 3%); provided, however, that, in the case of an Obligor with any Affiliate Obligor, the

Concentration Limit, the Receivables related thereto and the Outstanding Balance thereof shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further, that for all governmental Obligors in the aggregate, the Concentration Limit shall be 6%; provided, further, that the Agent may cancel any Special Concentration Limit upon three Business Days’ notice to the Seller; and provided, further, that the operation of the Concentration Limit under this Agreement shall be without prejudice to the rights of the Agent pursuant to clause (xiii) of the definition of “Eligible Receivable”.

“Contract” means (a) each of the Tariffs, (b) the provisions of the Competition Act and the QRO’s which relate to the creation and payment of EGS Receivables with respect to Competitive Transition Charges and (c) the provisions of the Competition Act and the QRO’s which relate to the creation and payment of Third Party Biller Receivables with respect to the Competitive Transition Charges.

“CP Fixed Period Date” means, for any Eligible Asset, the date of Purchase of such Eligible Asset and thereafter the last day of each calendar month or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of the preceding Fixed Period for such Eligible Asset or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period.

“CP Rate” means, for each day in any Fixed Period with respect to any Eligible Asset funded by Commercial Paper Notes, the sum of (a) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the roll-over of any Pooled Commercial Paper) on the Investor’s Pooled Commercial Paper on such day issued to fund or maintain such Eligible Asset, as determined by the Agent, plus (b) any and all accrued commissions in respect of the Investor’s placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day (it being understood that the amounts described herein shall be determined by the Agent, whose determination shall be conclusive).

“Credit and Collection Policy” means those credit and collection policies and practices of the Seller in effect on the date hereof relating to Tariff Receivables described in Schedule I hereto, as modified in compliance with Section 7.01(j).

“Credit Draw” means a loan, advance, purchase or other funding made by the Enhancement Provider pursuant to the Enhancement Agreement as credit enhancement for the Investor’s commercial paper facility.

“Days’ Sales Outstanding” means, as of any date, an amount equal to the Outstanding Balance of Receivables at the end of the most recently ended calendar month, divided by the amount of sales in such month, multiplied by the number of days in such month.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which, in accordance with generally accepted accounting principles, are recorded as capital leases and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) or (ii) above. Debt shall not include indebtedness under the Transition Bonds or any successor series bonds thereto relating to Intangible Transition Charges and Nonrecourse Debt.

“Default Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Tariff Receivables) that were Defaulted Receivables on such date or would have been Defaulted Receivables on such date had they not been written off the books of the Seller during such month, by (ii) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Tariff Receivables) on such date.

“Defaulted Receivable” means a Receivable (i) as to which any payment, or part thereof, remains unpaid for 61 days from the original, or, in the case of Special Agreement Receivables, the most recent due date for such payment, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(f) or (iii) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible if they were on such books.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Tariff Receivables) that were Delinquent Receivables at the end of such month by (ii) the aggregate Outstanding Balance of all Pool Receivables (other than Unbilled Tariff Receivables) on such date.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and

(i)      as to which any payment, or part thereof, remains unpaid for 31 days but not more than 60 days from the original, or, in the case of Special Agreement Receivables, the most recent, due date for such payment; or

(ii)      which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

“Designated Account” means an account designated by the Agent pursuant to Section 6.03, in a writing delivered to the Seller, for the purpose of receiving Collections of Pool Receivables.

“Designated Obligor” means, at any time, each Obligor; provided, however, that for credit reasons related to an Obligor determined by the Agent, any Obligor shall cease to be a Designated Obligor upon three Business Days’ notice by the Agent to the Seller.

“Diluted Receivable” means a Pool Receivable (other than a Defaulted Receivable or a Delinquent Receivable) to the extent the balance thereof is reduced due to returns, cash discounts, rebates, adjustments, disputes, offsets or any other similar reason, or due to a breach of title or the eligibility of such Pool Receivable.

“Dilution Horizon Ratio” means, for each day of determination, the ratio (expressed as a percentage) computed for the most recently ended calendar month of (a) the aggregate initial balance of all Receivables originated by the Seller during the immediately preceding two calendar months to (b) the Net Receivables Pool Balance as of the last day of the most recently ended calendar month.

“Dilution Ratio” means, as of any day, the ratio (expressed as a percentage) of (a) the aggregate Outstanding Balance of Diluted Receivables that became Diluted Receivables in the most recently ended calendar month, to (b) the aggregate initial balance of Receivables originated by the Seller in the prior calendar month.

“Dilution Reserve” means, on any day, the product of (a) the Dilution Reserve Factor on such date, multiplied by (b) the Net Receivables Pool Balance on such day.

“Dilution Reserve Factor” means, with respect to any date of determination, an amount equal to:

((2.0 x DR) + DVR) x DHR

where:

DR	=	preceding twelve (12) month average Dilution Ratio;

DHR	=	the Dilution Horizon Ratio; and

DVR	=	the Dilution Volatility Ratio.

“Dilution Spike” has the meaning assigned to that term in the definition of Dilution Volatility Ratio.

“Dilution Volatility Ratio” means the product of (a) the difference between (i) the highest three-month average Dilution Ratio observed over the preceding twelve (12) months (the “Dilution Spike”), minus (ii) the preceding twelve month average Dilution Ratio, multiplied by (b) the quotient of (i) the Dilution Spike, divided by (ii) the preceding twelve (12) month average Dilution Ratio.

“Disclosure Document” means each of (i) the Seller’s Annual Report on Form 10-K for the year ended December 31, 2007, (ii) the Seller’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, respectively and (iii) the Seller’s Current Reports on Form 8-K filed January 23, 2008, March 5, 2008, March 6, 2008, March 24, 2008, April 3, 2008, April 24, 2008, May 28, 2008, July 17, 2008, July 23, 2008, August 5, 2008, August 21, 2008, September 4, 2008, September 10, 2008 and September 15, 2008, respectively.

“Effective Date” means September 19, 2008.

“EGS” means electric generation suppliers licensed by the Pennsylvania Public Utility Commission pursuant to the Competition Act to provide generation and related services, including billing of Receivables of the Seller and metering.

“EGS Receivable” means the indebtedness of an EGS to the Seller with respect to Competitive Transition Charges (but not Intangible Transition Charges) plus distribution and transmission charges that an EGS bills on behalf of the Seller pursuant to the Competition Act.

“Eligible Asset” means, at any time, an undivided percentage interest at such time in (i) all Pool Receivables, (a) in the case of Tariff Receivables, arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.05 or to the extent resulting from the billing of the Unbilled Tariff Receivables referred to below and, (b) in the case of Unbilled Tariff Receivables, which have been included in the Receivables Pool prior to the time of such computation or recomputation, (ii) all Related Security with respect to all Pool Receivables and (iii) all Collections with respect to, and other proceeds of, all Pool Receivables. Such undivided percentage interest for an Eligible Asset shall be computed as

C + RA +YR + CAFR

NRPB

where:

C	=	the Capital of such Eligible Asset at the time of such computation;

YR	=	the Yield Reserve of such Eligible Asset at the time of such computation;

RA	=	the Reserve Amount of each Eligible Asset at the time of such computation;

CAFR	=	the Collection Agent Fee Reserve for such Eligible Asset at the time of such computation; and

NRPB	=	the Net Receivables Pool Balance at the time of such computation.

Each Eligible Asset shall be determined from time to time pursuant to the provisions of Section 2.05.

“Eligible Receivable” means, at any time and with respect to any Eligible Asset, a Receivable

(i)      the Obligor of which (A) is a United States resident and (B) is not an Affiliate of the Seller;

(ii)      the Obligor of which at the time of the recomputation of such Eligible Asset first made after the Receivable arises is a Designated Obligor;

(iii)      the Obligor of which at the time of the recomputation of such Eligible Asset first made after the Receivable arises is not the Obligor of any Defaulted Receivables in the aggregate amount of 5% or more of the aggregate Outstanding Balance of all Pool Receivables of such Obligor;

(iv)      which at the time of the recomputation of such Eligible Asset first made after the Receivable arises is not a Defaulted Receivable; provided, that if such Receivable thereafter becomes a Defaulted Receivable, such Receivable shall continue to be an Eligible Receivable until the time of such next recomputation of such Eligible Asset.

(v)      which, according to the Contract related thereto, is required to be paid in full within 30 (60, if the Receivable is a governmental Receivable) days of the original billing date therefor;

(vi)      which is an account receivable or other obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

(vii)      the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(viii)      which is an “account” or a “general intangible” within the meaning of Article 9 of the UCC of the Commonwealth of Pennsylvania;

(ix)      which is denominated and payable only in United States dollars in the United States;

(x)      which arises under a Contract which, together with such Receivable (or together with such Receivable when billed), is in full force and effect and constitutes the legal, valid and binding obligation of the obligor of such Receivable enforceable against such obligor in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and which is not subject to any Adverse Claim other than the Mortgage or any other dispute, offset, counterclaim or defense whatsoever except as specifically contemplated by this Agreement;

(xi)      which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which the Seller is not in violation of any such law, rule or regulation in any material respect;

(xii)      which at the time of the recomputation of such Eligible Asset first made after the Receivable arises, satisfies all applicable requirements of the Credit and Collection Policy and complies with such other reasonable requirements as the Agent may from time to time specify; and

(xiii)      as to which, at or prior to the time of the recomputation of such Eligible Asset first made after the Receivable arises, the Agent has not given the Seller three Business Days’ notice that the Agent has determined that, for credit reasons related to such Receivable or the obligor thereof, such Receivable (or class of Receivables) is not acceptable;

provided, however, that until Unbilled Tariff Receivables are billed and become Tariff Receivables, they shall be included as Eligible Receivables even if they do not meet the criteria set forth in clauses (i), (ii) and (iii) above; and provided, further, that current and future Special Agreement Receivables shall under no circumstances be considered to be Eligible Receivables.

“Enhancement Agreement”’ means any agreement between Investor and any other Persons(s) entered into to provide credit enhancement to the Investor’s commercial paper facility.

“Enhancement Provider” means any Person providing credit support to the Investor under an Enhancement Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Existing Agreement” has the meaning assigned to that term in the Preliminary Statements to this Agreement.

“Facility Termination Date” means the earliest of (a) September 18, 2009 (or September 17, 2010 or September 16, 2011, as the case may be, provided that the parties hereto shall in each such instance mutually consent thereto in writing) or (b) the date declared as (or deemed to be) the Facility Termination Date pursuant to Section 7.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a)      the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)      if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Liquidity Provider from three federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning assigned to that term in Section 2.03(a).

“Fees” has the meaning assigned to that term in Section 2.03(a).

“Fixed Period” means, with respect to any Eligible Asset,

(a)      in the case of any Fixed Period in respect of which Yield is computed by reference to the CP Rate, each successive period commencing on each CP Fixed Period Date for such Eligible Asset and ending on the next succeeding CP Fixed Period Date for such Eligible Asset;

(b)      in the case of any Fixed Period in respect of which the funding is made by a Liquidity Advance or a Credit Draw, each successive period commencing on the date of the making of such Liquidity Advance or a Credit Draw, and ending such number of days thereafter as the Agent shall select; and

(c)      in the case of any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate (but not under the circumstances referred to in clause (b) above), each successive period of from one to and including 14 days, or a period of 21, 30 or 60 days, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on the day which occurs three Business Days before the first day of such Fixed Period, each such Fixed Period for such Eligible Asset to commence on the last day of the immediately preceding Fixed Period for such Eligible Asset (or, if there is no such Fixed Period, on the date of Purchase of such Eligible Asset), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, the Fixed Period shall be one day;

provided, however, that: (i) any such Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that, in the case of any Fixed Period for which a BTMU LIBO Rate applies, if such extension would cause the last day of such Fixed Period to occur in the next following calendar month, the last day of such Fixed Period shall occur on the next preceding Business Day; (ii) in the case of Fixed Periods of one day for any Eligible Asset, (A) if such Fixed Period is such Eligible Asset’s initial Fixed Period, such Fixed Period shall be the day of the Purchase; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and (iii) in the case of any Fixed Period for such Eligible Asset which commences before the Termination Date for such Eligible Asset and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Eligible Asset shall be of such duration as shall be selected by the Agent.

“Intangible Transition Charges” means the charges so designated and imposed upon Obligors in the Seller’s historical geographic area pursuant to the QRO’s.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated March 25, 1999, as amended as of May 2, 2000, among the Bond Trustee (as defined in the Servicing Agreement), the Seller (in its capacities as the Seller under this Agreement and as the Servicer under the Servicing Agreement), the Trust and the Agent, as amended from time to time.

“Investor” shall include Victory Receivables Corporation, and any successor or assign of the Investor that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Investor Rate” for any Fixed Period for any Eligible Asset means the CP Rate for such Fixed Period; provided, however, that if the Owner shall not, at any time and for any reason, fund its Purchase or maintenance of such Eligible Asset for such Fixed Period by its issuing Commercial Paper Notes, the “Investor Rate” for such Fixed Period shall then be the Assignee Rate for such Fixed Period or such other rate as the Agent and the Seller shall agree to in writing; and provided, further, however, that if the Owner so requests and the Seller consents thereto, the “Investor Rate” for any Fixed Period of one day shall be the Assignee Rate for such Fixed Period.

“Investor Report” means a report in substantially the form of Exhibit C hereto, furnished by the Collection Agent to the Agent for each Owner pursuant to Section 2.09.

“Liquidation Day” for any Eligible Asset means either (i) each day which occurs on or after the Termination Date for such Eligible Asset or (ii) any day designated by the Seller as a Liquidation Day or (iii) any day on which all of the Seller’s long-term public First and Refunding Mortgage Bonds are rated less than BBB- by S&P or less than Baa3 by Moody’s.

“Liquidation Fee” means, for each Eligible Asset for any Fixed Period (computed without regard to clause (iii) of the definition of “Fixed Period”) during which any Liquidation Day or Termination Date for such Eligible Asset occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of Capital of such Eligible Asset during such Fixed Period (as so computed) if such reductions had remained as Capital, exceeds (ii) the income, if any, received by the Owner of such Eligible Asset from such Owner's investing the proceeds of such reductions of Capital.

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.

“Liquidity Agent” means BTMUNY in its capacity as liquidity agent under the Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which any Person agrees to make loans or advances to, or purchases from the Investor in order to provide liquidity for the Investor’s Commercial Paper Notes.

“Liquidity Provider” means BTMUNY or any other commercial lending institution that is at any time a lender or purchaser under a Liquidity Agreement.

“Loss Horizon Ratio” means, as of any day, the ratio (expressed as a percentage) of (a) the aggregate initial balance of Receivables originated by the Seller during the preceding three calendar months, to (b) the Net Receivables Pool Balance at the end of the most recently ended calendar month.

“Loss Ratio” means, as of any day, the ratio (expressed as a percentage) of (a) the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of the most recently ended calendar month, plus the aggregate Outstanding Balance of all Receivables that were written off the Seller’s books as uncollectible in such calendar month to (b) the aggregate initial balance of all Receivables originated in the third month preceding such calendar month.

“Loss Reserve” means on any day the product of (a) the Loss Reserve Factor on such day, multiplied by (b) the Net Receivables Pool Balance on such day.

“Loss Reserve Factor” means, as of any day, the product of (a) 2.00, multiplied by (b) the Peak Loss Ratio, multiplied by (c) the Loss Horizon Ratio, in each case, at such time.

“Loss-to-Liquidation Ratio” means, as of any date, the ratio (expressed as a percentage) computed as of the last day of the immediately preceding calendar month by dividing (a) the aggregate Outstanding Balance of all Pool Receivables written off, or which should have been written off, by the Seller in accordance with the Credit and Collection Policy during such calendar month, by (b) the aggregate amount of Collections of Pool Receivables actually received by the Seller during such calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the First and Refunding Mortgage, dated May 1, 1923, between The Counties Gas and Electric Company (to which the Seller is a successor) and Fidelity Trust Company, Trustee (to which U.S. Bank, National Association is a successor), as amended to the date hereof, providing for the issuance of the Seller’s First and Refunding Mortgage Bonds.

“Net Receivables Pool Balance” means at any time the amount derived by applying (a) the NRPB Discount Percentage, to (b) the Outstanding Balance of the Eligible Receivables in the Receivables Pool at such time reduced by (i), in the case of Pool Receivables other than governmental Receivables, the sum of the amounts by which the Outstanding Balance of all Pool Receivables of each Obligor exceeds the product of (A) the Concentration Limit for such Obligor at such time multiplied by (B) the aggregate Capital of all Eligible Assets outstanding at such time and (ii) in the case of governmental Receivables, the sum of the amounts by which the Outstanding Balance of all Pool Receivables that are governmental Receivables, exceeds the product of (A) the aggregate Concentration Limit for all governmental Obligors, multiplied by (B) the aggregate Capital of all Eligible Assets outstanding at such time.

“Nonrecourse Debt” means any indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such indebtedness is owed has no recourse whatsoever to the Seller other than:

(i)      recourse to the named obligor with respect to such indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;

(ii)      recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor) over its shares or like interest in the capital of the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii)      recourse to the Debtor generally or indirectly or any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“NRPB Discount Percentage” means the percentage equal to (i) 100%, minus (ii) the product of (A) 5, and (B) the excess of the latest 12-month rolling average of the Loss-to-Liquidation Ratio over 2%.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Outstanding Balance” of any Receivable at any time means in the case of a Tariff Receivable, Unbilled Tariff Receivable, EGS Receivable or Third Party Biller Receivable, the then outstanding principal balance thereof determined as of the close of business on the day before the date of determination.

“Owner” shall include the Investor and all other owners by assignment or otherwise of an Eligible Asset and, to the extent of the undivided interests so purchased, shall include any participants.

“Peak Loss Ratio” means the highest three-month rolling average Loss Ratio over the preceding twelve (12) calendar months.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pooled Commercial Paper” means Commercial Paper Notes issued by the Investor which are subject to any particular pooling arrangement, as determined by the Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

“Prime Rate” means a fluctuating interest rate per annum equal to the higher of the rate of interest most recently announced by BTMU or its Affiliate Bank of Tokyo-Mitsubishi UFJ Trust Company, in New York, New York, as its prime rate.

“Program Administration Agreement” means that certain administration agreement between the Investor and the Program Administrator governing certain aspects of the administration of the Investor’s commercial paper facility.

“Program Administrator” means the program administrator designated as such (and its successors) under the Program Administration Agreement

“Provisional Liquidation Day” means each day on which the conditions set forth in clauses (b)(i) (other than with respect to a bring down of the representations and warranties contained in Section 4.01(e) and (f)) and (b)(ii) of Section 3.02 (assuming a Purchase were made on such day, whether or not a Purchase in fact is made) are not satisfied (and such failure of conditions is not waived by the Agent).

“Purchase” means the purchase by the Investor of an Eligible Asset from the Seller pursuant to this Agreement.

“QRO’s” means all Qualified Rate Orders issued by the Pennsylvania Public Utility Commission in accordance with the Competition Act, including, without limitation, those certain Qualified Rate Orders issued on May 14, 1998 and March 16, 2000, in each case relating, among other things, to Competitive Transition Charges and Intangible Transition Charges.

“Receivable” means a Tariff Receivable, an Unbilled Tariff Receivable, an EGS Receivable or a Third Party Biller Receivable.

“Receivables Pool” means at any time the aggregation of all then outstanding Receivables in respect of which the Obligor is a Designated Obligor or was a Designated Obligor on the date of Purchase, subject to the provisions of Section 2.05(b) but shall not include any Receivables arising after the Termination Date.

“Related Security” means with respect to any Receivable all cash accounts, irrevocable letters of credit, surety bonds and third party guarantees with respect to such Receivable and all collections therefrom existing on the date of the sale thereof and thereafter arising.

“Report Date” means, with respect to each calendar month, the later of the 25th day of such month and the date on which the Agent receives an Investor Report for the preceding calendar month in accordance with Section 2.09.

“Reserve Amount” means, on any day, the product of (i) greater of (a) the sum of the Loss Reserve Factor plus the Dilution Reserve Factor or (b) an amount equal to the sum of (1) four times the Concentration Limit plus (2) the Dilution Spike, multiplied by the Dilution Horizon Ratio, multiplied by (ii) the Net Receivables Pool Balance.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Sale Agreement” means the Intangible Transition Property Sale Agreement dated March 25, 1999, as amended and restated as of May 2, 2000, between the Seller, as the seller and the Trust as the issuer, as amended from time to time.

“Seller” has the meaning assigned to that term in the introductory paragraph hereto.

“Servicing Agreement” means the Master Servicing Agreement dated March 25, 1999, as amended and restated as of May 2, 2000, among the Trust, Seller, as servicer, and any other issuers of Transition Bonds, as amended from time to time.

“Settlement Date” means the second Business Day of each month.

“Settlement Period” for any Eligible Asset means each period commencing on the first day of each Fixed Period for such Eligible Asset and ending on the last day of such Fixed Period, and, on and after the Termination Date for such Eligible Asset, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the Immediately preceding Settlement Period.

“Special Agreement Receivable” means a Tariff Receivable that is (i) an agreement (other than with respect to the Seller’s “budget customers”) between the Seller and any Obligor whereby a ratepayer is permitted to amortize or pay the unpaid balance of an account in more than one payment over a period of time greater than the normal billing period, (ii) subject to a settlement agreement within the meaning of Chapter 52, Section 56.2 of the Pennsylvania Code or (iii) a Receivable representing indebtedness that was the subject of a previously existing Defaulted Receivable.

“Tariff” means each of the tariffs (as in effect from time to time) and each other arrangement authorized by law or regulation pursuant to which the Seller shall provide and bill transmission and distribution services as well as electricity or gas or generation or other services to certain Obligors from time to time in the ordinary course of business of the Seller and pursuant to which such Obligors shall be obligated to pay for such transmission and distribution services, electricity or gas and Competitive Transition Charges from time to time (but not Intangible Transition Charges), in the form delivered to the Agent as attached to the certificate referred to in Section 3.01(a) and as delivered to the Agent from time to time pursuant to Section 5.01(j).

“Tariff Receivable” means the indebtedness of any Obligor under a Tariff arising from a sale of gas or electricity, or for gas transportation services rendered, or for the provision of transmission or distribution services, in each case by the Seller to such Obligor, and includes the right to payment of any interest or finance charges and other obligations of any Obligor or for Competitive Transition Charges with respect thereto or for CAP Rate Program Receivables, but shall not include Intangible Transition Charges or Receivables billed by the Seller on behalf of an EGS.

“Termination Date” for any Eligible Asset means the earlier of (i) the Facility Termination Date or (ii) such Business Day which the Seller designates as the Termination Date for such Eligible Asset by notice to the Agent at least one Business Day prior to such Business Day.

“Third Party Biller” means any Person other than the Seller or an EGS that provides billing services with respect to Receivables of the Seller.

“Third Party Biller Receivable” means the indebtedness of a Third Party Biller with respect to Competitive Transition Charges (but not Intangible Transition Charges) plus distribution and transmission charges that a Third Party Biller bills on behalf of the Seller pursuant to the Competition Act.

“Transaction Document” means any of this Agreement, the Fee Letter, the Intercreditor Agreement, all amendments and waivers to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“Transition Bonds” means those certain bond series issued from time to time pursuant to that certain Indenture dated as of March 1, 1999 between the Trust and The Bank of New York, as bond trustee.

“Trigger Event” has the meaning assigned to that term in Section 7.01.

“Trust” means PECO Energy Transition Trust, a Delaware statutory business trust.

“Unbilled Tariff Receivable” means a Tariff Receivable which has not yet been billed to the Obligor; once billed, an Unbilled Tariff Receivable shall become a Tariff Receivable.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Yield” means for each Eligible Asset for any Fixed Period,

(i)      for each day during such Fixed Period to the extent such Eligible Asset will be funded on such day by the Investor through the issuance of Commercial Paper Notes,

IR	x	C	x	ED	+	LF
360

(ii)      for each day during such Fixed Period to the extent such Eligible Asset will be funded by a Liquidity Advance or by a Credit Draw, or otherwise not through the issuance of Commercial Paper Notes,

AR x C x ED + LF

360

where:

IR	=	the Investor Rate for such Eligible Asset for such Fixed Period;

C	=	the Capital of such Eligible Asset during such Fixed Period;

ED	=	the actual number of days elapsed during such Fixed Period;

LF	=	the Liquidation Fee, if any, for such Eligible Asset for such Fixed Period;

AR	=	the Assignee Rate for such Eligible Asset for such Fixed Period;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that Yield for any Eligible Asset shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” for any Eligible Asset means, at any time of calculation hereunder, an amount equal to the sum of (a) the Yield which is accrued and unpaid as of such date, plus (b) the product of (i) the sum of the Alternate Base Rate multiplied by (ii) 1.5 multiplied by (iii) the Net Receivables Pool Balance at such time, multiplied by (iv) the sum of the Days’ Sales Outstanding plus the Collection Delay Period multiplied by (v) 1/360.

SECTION 1.02        Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03        Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

AMOUNT AND TERMS OF PURCHASE

SECTION 2.01        Facility. The Seller has, pursuant to the Existing Agreement, sold and CIESCO has purchased Eligible Assets having Capital of $225,000,000. The Investor has acquired such Eligible Assets by assignment from CIESCO.

SECTION 2.02        [Omitted]

SECTION 2.03        Fees and Payments. (a) The Seller shall pay certain ongoing fees (“Fees”) to the Agent individually and as agent for the Owner, as more fully set forth in a letter agreement of even date herewith, as amended or restated from time to time (the “Fee Letter”).

(b)      If the Collection Agent is not the Seller or any of its Affiliates or any Person acting under a subcontract (other than this Agreement) with the Seller or any of its Affiliates, the Seller shall pay to the Agent an additional increment of Yield equal to 1.0% per annum on the average daily amount of Capital of each Eligible Asset, from the date hereof until the later of (x) the Facility Termination Date or (y) the earlier of the date on which all Capital of all Eligible Assets is reduced to zero or 90 days after all uncollected Pool Receivables have been written off by the Seller which, in the case of Tariff Receivables, shall be in accordance with the Credit and Collection Policy, payable on the last day of each Settlement Period for such Eligible Asset.

(c)      If the Collection Agent is not the Seller or any of its Affiliates or any Person acting under a subcontract (other than this Agreement) with the Seller or any of its Affiliates, each Owner shall pay to the Collection Agent a collection fee (the “Collection Agent Fee”) of 1.0% per annum on the average daily amount of Capital of each Eligible Asset owned by such Owner, for the same period as in Section 2.03(b).

SECTION 2.04        Determination of Investor Rate. The Investor Rate for each Fixed Period for each Eligible Asset shall be the CP Rate; provided that if the provisions of the definition of “Investor Rate” contained in Section 1.01 shall specify that the Investor Rate for any Fixed Period shall be the Assignee Rate (or such other rate as the Agent and the Seller may agree to in writing), the Investor Rate for such Fixed Period shall be the Assignee Rate (or such other rate) for such Fixed Period.

SECTION 2.05        Eligible Asset. (a) An Eligible Asset shall be initially computed as of the Effective Date. Thereafter until the Termination Date for each Eligible Asset, such Eligible Asset shall be automatically recomputed as of the close of business of the Collection Agent on each day (other than a Liquidation Day). Such Eligible Asset shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. Any Eligible Asset, as computed as of the day immediately preceding the Termination Date for such Eligible Asset, shall be fixed on the Termination Date and shall remain constant at all times thereafter, and the undivided percentage interest created by such Eligible Asset shall apply only to Pool Receivables (or the day immediately preceding the Termination Date upon the occurrence of a Trigger Event described in Section 7.01(f)) (which shall include any Unbilled Tariff Receivables included in the Receivables Pool on such date and any Tariff Receivables in existence on such date or to the extent resulting from the billing of Unbilled Tariff Receivables). Such Eligible Asset shall become zero at such time as the Owner of such Eligible Asset shall have received the accrued Yield and Fees for such Eligible Asset and shall have recovered the Capital of such Eligible Asset, and the Seller shall have been paid all other amounts owed by the Seller hereunder.

(b)      If any Eligible Asset would otherwise be reduced on any day on account of Receivables newly arising as or becoming Pool Receivables, the Owner of such Eligible Asset may prevent such reduction by giving notice to the Collection Agent, before the close of business of the Collection Agent on such day, that such Eligible Asset’s interest in such Receivables is to be limited so as to prevent such reduction. If such notice is given for any day for any Eligible Asset, the Receivables Pool and the Net Receivables Pool Balance, will include, with respect to Receivables arising as or becoming Pool Receivables on such day, only such number of such Receivables or such portion of such Receivables as shall cause such Eligible Asset to remain constant, such Receivables or portion thereof being included in the Receivables Pool in the order of the Seller’s account numbers for such Receivables up to an aggregate amount so as to cause such Eligible Asset to remain constant, and the remainder of such Receivables or portion thereof shall be treated as Receivables arising on the next succeeding Business Day.

SECTION 2.06        Non-Liquidation Settlement Procedures. On each day (other than a Liquidation Day) during each Settlement Period for each Eligible Asset, (i) if such day is not a Provisional Liquidation Day, (x) the Collection Agent shall set aside and hold in trust for the Owner of such Eligible Asset an amount of Collections of Pool Receivables attributable to such Eligible Asset received on such day equal to the accrued Yield and Fees for such Eligible Asset for such day and (y) each Owner shall (and hereby, without further action on its part, is deemed to) release its interest in the balance of the Collections of Pool Receivables attributable to such Eligible Asset received on such day, and (ii) the Collection Agent shall pay such released balance of the Collections to the Seller as of the end of such day. Receipt by the Seller of such released balance of the Collections shall be deemed to be a representation by the Seller that the day of such receipt is not a Liquidation Day or a Provisional Liquidation Day. On each Settlement Date for each Eligible Asset, the Collection Agent shall deposit to the Agent’s Account for the account of the Owner of such Eligible Asset the amounts set aside pursuant to the preceding sentence but not to exceed the accrued Yield and Fees for such Eligible Asset. Any amounts set aside pursuant to the first sentence of this Section 2.06 and not required to be deposited to the Agent’s Account pursuant to the preceding sentence shall be paid to the Seller by the Collection Agent.

SECTION 2.07        Provisional Liquidation Procedures. On each Provisional Liquidation Day, the Collection Agent shall set aside and hold in trust for the Owner of each Eligible Asset the Collections of Pool Receivables attributable to such Eligible Asset received on such Day. On each Settlement Date for each Eligible Asset the Collection Agent shall deposit to the Agent’s Account the amounts set aside pursuant to the preceding sentence, but not to exceed the sum of (i) the accrued Yield and Fees for such Eligible Asset and (ii) the Capital of such Eligible Asset. Any amounts set aside pursuant to the first sentence of this Section 2.07 and not required to be deposited to the Agent’s Account pursuant to the preceding sentence shall be paid to the Seller by the Collection Agent; provided, however, that if amounts are set aside pursuant to the first sentence of this Section 2.07 on any Provisional Liquidation Day and a day subsequently occurs that is neither a Provisional Liquidation Day nor a Liquidation Day for such Eligible Asset, such amounts shall be applied pursuant to clause (ii) of the first sentence of Section 2.06 on such subsequent day. Upon receipt of funds deposited to the Agent’s Account pursuant to the second sentence of this Section 2.07, the Agent shall (A) distribute to the Owner of such Eligible Asset an amount not to exceed the accrued Yield and Fees for such Eligible Asset in payment of such accrued Yield and Fees and (B) hold the balance of such funds in trust for the Owner of such Eligible Asset until the earlier of the next Liquidation Day for such Eligible Asset (in which case, such balance shall be applied pursuant to the last sentence of Section 2.08) or the day that is neither a Provisional Liquidation Day nor a Liquidation Day for such Eligible Asset (in which case such balance shall be released pursuant to the first sentence of Section 2.06). Until such earlier date, the Agent shall invest such balance of such funds at the direction and risk of the Seller in investments acceptable to the Agent.

SECTION 2.08        Liquidation Settlement Procedures. On each Liquidation Day during each Settlement Period for each Eligible Asset, the Collection Agent shall set aside and hold in trust for the Owner of such Eligible Asset the Collections of Pool Receivables attributable to such Eligible Asset received on such Day. On each Settlement Date for each Eligible Asset, the Collection Agent shall deposit to the Agent’s Account for the account of the Owner of such Eligible Asset the amounts set aside pursuant to the preceding sentence but not to exceed the sum of (i) the accrued Yield and Fees for such Eligible Asset and (ii) the Capital of such Eligible Asset, together with all other amounts owed by the Seller hereunder. Any amounts set aside pursuant to the first sentence of this Section 2.08 and not required to be deposited to the Agent’s Account pursuant to the preceding sentence shall be paid to the Seller by the Collection Agent. Upon receipt of funds deposited to the Agent’s Account pursuant to the second sentence of this Section 2.08, the Agent shall distribute them to the Owner of such Eligible Asset (A) in payment of the accrued Yield and Fees for such Eligible Asset and (B) in reduction (to zero) of the Capital of such Eligible Asset, together with all other amounts owed by the Seller hereunder. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the accrued Yield and Fees for such Eligible Asset and, second, in reduction of Capital of such Eligible Asset. The Seller shall be obligated to pay to the Agent, on the last day of each Settlement Period for each Eligible Asset in which a Liquidation Day has occurred for such Eligible Asset, for the account of the Owner of such Eligible Asset, without prejudice to any other rights that any Owner may have hereunder or under applicable law, an amount equal to the Outstanding Balance of any Pool Receivable that is a CAP Rate Program Receivable which was originally a Special Agreement Receivable and as to which pre-program arrearages have not yet been forgiven. The proceeds of any payment made pursuant to the preceding sentence shall be deemed to be a Collection in respect of each Receivable in respect of which such payments are made by the Seller, and the amount of each such Collection shall be applied as provided in this Section 2.08.

SECTION 2.09        General Settlement Procedures. If on any day a Pool Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such Diluted Receivable. If on any day any of the representations or warranties in Section 4.01(h) is no longer true with respect to a Pool Receivable, or if on any day any Pool Receivable is not an Eligible Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable. Except as stated in the preceding sentences of this Section 2.09 and except as required by the Competition Act (with respect to the application of partial payments) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables. Prior to the twenty-fifth day of each month, the Collection Agent shall prepare and forward to the Agent for each Owner of an Eligible Asset an Investor Report relating to each Eligible Asset, as of the close of business of the Collection Agent on the last day of the immediately preceding month. On or prior to the day the Collection Agent is required to make a deposit with respect to a Settlement Period pursuant to Section 2.07, 2.08, or 2.09 the Seller will advise the Agent of each Liquidation Day and each Provisional Liquidation Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Eligible Asset; provided, however, that, if the Seller is not the Collection Agent the Seller shall advise the Collection Agent of the occurrence of each such Liquidation Day and each Provisional Liquidation Day occurring during such Settlement Period on or prior to such day.

SECTION 2.10        Payments and Computations, Etc. All amounts to be deposited by the Collection Agent hereunder shall be deposited in accordance with the terms hereof no later than 12:00 (Noon) (New York City time) on the day when due in lawful money of the United States of America in same day funds to the Agent’s Account. The Collection Agent shall, to the extent permitted by law, pay to the Agent interest on any amount not deposited by it when due at a rate equal to the Alternate Base Rate plus 2% per annum, payable on demand; provided, however, that the Alternate Base Rate plus 2% shall not at any time exceed the maximum rate permitted by applicable law. The excess of the payment over the deposit then due shall be retained by the Agent except to the extent that the failure to make a timely deposit has continued beyond the date for distribution by the Agent of such overdue amount to an Owner of an Eligible Asset, in which case the amount accruing after such date shall be for the account of, and distributed by the Agent to, the Owners ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Yield and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 2.11        Dividing or Combining of Eligible Assets. The Agent may, for the purpose of computing Yield, on the date of Purchase or on the last day of any Fixed Period for any then existing Eligible Asset (“Existing Eligible Asset”), divide such Existing Eligible Asset into two or more new Eligible Assets, each such new Eligible Asset having Capital as determined by the Agent and all such new Eligible Assets collectively having aggregate Capital equal to the Capital of such Existing Eligible Asset. The Agent may, on the last day of any Fixed Periods ending on the same day for two or more Existing Eligible Assets owned by the same Owner, combine such Existing Eligible Assets into one new Eligible Asset, such new Eligible Asset having Capital equal to the aggregate Capital of such Existing Eligible Assets. On and after any division or combination of Eligible Assets as described above, each of the new Eligible Assets resulting from such division, or the new Eligible Asset resulting from such combination, as the case may be, shall be a separate Eligible Asset having Capital as set forth above, and shall take the place of such Existing Eligible Asset or Eligible Assets, as the case may be, in each case under and for all purposes of this Agreement.

SECTION 2.12        Increased Costs. If BTMUNY, the Investor, any Enhancement Provider, any Liquidity Provider, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments, provided, however, that with respect to Affected Persons other than BTMUNY, the Investor or their respective Affiliates, coverage will be provided only for increases in capital resulting from changes in laws, regulations or guidelines from and after the Effective Date; provided, however, that no Affected Persons shall be entitled to demand such compensation more than one year after the later of the Facility Termination Date and the date on which all Capital is reduced to zero; provided, further, that the foregoing proviso shall in no way limit the right of any Affected Person to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to such amounts, giving a reasonable explanation thereof submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13        BTMU LIBO Rate Increased Costs. If due to either (i) the introduction of or any change (other than any change by way or imposition or increase of reserve requirements referred to in Section 2.14) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Owner of agreeing to purchase or purchasing, or maintaining the ownership of, Eligible Assets in respect of which Yield is computed by reference to the BTMU LIBO Rate, then, upon demand by the Owner (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of the Owner (as a third-party beneficiary), from time to time as specified, additional amounts sufficient to compensate the Owner for such increased costs; provided, however; that no Owner shall be entitled to demand such compensation more than 90 days after the later of the Facility Termination Date and the date on which all Capital is reduced to zero; provided, further, that the foregoing proviso shall in no way limit the right of any Owner to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in clause (i) or (ii) above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to such amounts submitted to the Seller and the Agent by the Owner shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14        Additional Yield on Eligible Assets Bearing a BTMU LIBO Rate. The Seller shall pay to the Owner, so long as the Owner shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Eligible Asset of the Owner during each Fixed Period in respect of which Yield is computed by reference to the BTMU LIBO Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the BTMU LIBO Rate for such Fixed Period from (ii) the rate obtained by dividing such BTMU LIBO Rate referred to in clause (i) above by that percentage equal to 100% minus the BTMU LIBO Rate Reserve Percentage of the Owner for such Fixed Period, payable on each date on which Yield is payable on such Eligible Asset. Such additional Yield shall be determined by the Owner and notified to the Seller through the Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate as to such additional Yield submitted to the Seller and the Agent by the Owner shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III

CONDITIONS OF RESTATEMENT

SECTION 3.01        Conditions Precedent to the Restatement. The restatement of this Agreement is subject to the condition precedent that the Agent shall have received on or before the date of the effective date of such restatement the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a)      A copy of the resolutions adopted by the Board of Directors of the Seller approving this Agreement; and the other documents to be delivered by it hereunder and the transactions contemplated hereby, together with copies of its charter, by-laws and the Tariffs in effect as of the date of such certification, certified by its Secretary or Assistant Secretary.

(b)      A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement; and the other documents to be delivered by it hereunder (on which certificate the Agent and each Owner may conclusively rely until such time as the Agent shall receive from the Seller a revised certificate meeting the requirements of this subsection (b)).

(c)      Favorable opinions of Ballard Spahr Andrews & Ingersoll LLP, counsel for the Seller, in form and substance satisfactory to the Agent, relating to (i) true sale and (ii) corporate and UCC matters.

(d)      A fully executed Fee Letter to replace the extant letter.

(e)      Payment of the Fees due on the date hereof under the Fee Letter.

(f)      An executed confirmation of release of the Eligible Asset from the coverage of the Mortgage.

(g)      An assignment of the UCC-1 financing statement currently on file with the Secretary of the Commonwealth of Pennsylvania in favor of Citicorp North America, Inc., as Agent.

(h)      A fully executed copy of an amendment to the Intercreditor Agreement substituting the Agent for Citicorp North America, Inc., as a party thereto.

(i)      A fully executed copy of an Assignment and Acceptance of all the rights and obligations of CIESCO and CNAI under the Existing Agreement to the Investor and the Agent.

(j)      Completion of satisfactory due diligence by the Investor, its counsel and the Agent.

(k)      Such other agreements, instruments, certificates, opinions and other documents as the Agent or the Investor may reasonably request.

By its signature below, and as an inducement for the Investor to enter into this Agreement, the Seller hereby (a) represents and warrants on and as of the Effective Date (i) to its knowledge, after due inquiry, no Trigger Event nor any event which, with notice or lapse of time, or both, would constitute a Trigger Event, has occurred and is continuing under this Agreement, (ii) each of the representations and warranties contained in Section 4.01 of this Agreement are correct in all material respects and (iii) it has delivered to the Investor true and complete copies of the Transaction Documents with all amendments and supplements thereto; and (b) agrees that neither the Investor nor BTMUNY shall have any liability for the acts or omissions of CIESCO or CNAI under the Existing Agreement and hereby waives all such claims it has or may have with respect to the Investor and BTMUNY.

SECTION 3.02        Additional Conditions. The Purchase of an additional Eligible Asset shall be subject to the further conditions precedent that (a) on or prior to the date of Purchase, the Collection Agent shall have delivered to the Agent such information as may be reasonably requested by the Agent, and (b) on the date of Purchase the following statements shall be true (and the Seller by accepting the purchase price of such Eligible Asset shall be deemed to have certified that):

(i)      The representations and warranties contained in Section 4.01 are correct on and as of such day as though made on and as of such date,

(ii)      No event has occurred and is continuing, or would result from the Purchase, which constitutes a Trigger Event or would constitute a Trigger Event but for the requirement that notice be given or time elapse or both, and

(iii)      On such date, all of the Seller’s long-term public First and Refunding Mortgage Bonds are rated at least BBB- by S&P and Baa3 by Moody’s and (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01        Representations and Warranties of the Seller. Seller represents and warrants as follows:

(a)      The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b)      The execution, delivery and performance by the Seller of the Transaction Documents, and all other instruments and documents to be delivered by the Seller hereunder, and the transactions contemplated hereby and thereby, are within the Seller’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller’s Amended and Restated Articles of Incorporation or Bylaws or (ii) law or any contractual restriction binding on or affecting the Seller and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Seller’s properties, except that the Seller’s interest in this Agreement and the Pool Receivables shall be subject to the lien of the Mortgage and except as contemplated by this Agreement; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(c)      No authorization or approval of, or application or notice to or filing with, any governmental entity, including, without limitation, the Pennsylvania Public Utility Commission, the Securities and Exchange Commission and the Federal Energy Regulatory Commission, is required for the due execution, delivery and performance by the Seller of this Agreement or any other document or instrument to be delivered hereunder.

(d)      This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and the provisions of this Agreement effectively transfer title of each such Eligible Asset from the Seller to the Owner.

(e)      The consolidated balance sheet of the Seller and its subsidiaries as at December 31, 2007, and the related consolidated statements of income and retained earnings and cash flows of the Seller and its subsidiaries for the twelve-month period then ended, signed by the Seller’s chief financial officer, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of the Seller and its subsidiaries as at the date of such balance sheet and the consolidated results of operations for the twelve-month period ended on December 31, 2007 (subject to normal year-end adjustments). Since December 31, 2007, there has been no material adverse change in the financial condition or results of operations of the Seller and its subsidiaries, taken as a whole.

(f)      (i) Except as disclosed in the Disclosure Documents, there are no actions, suits or proceedings pending, or to the knowledge of the Seller, threatened, against or affecting the Seller or any subsidiary, or the property of the Seller or of any subsidiary, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may reasonably be anticipated to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement; (ii) there is no pending or threatened litigation which purports to affect the legality, validity or enforceability of this Agreement or any transaction contemplated hereby or which seeks to enjoin or challenge any proposed use of the proceeds of the Purchase; and (iii) the Seller is not in default with respect to any order of any court, arbitrator or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Seller.

(g)      No proceeds of the Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934. The proceeds of the Purchase will be used for the Seller’s general corporate purposes.

(h)      Upon the purchase of an Eligible Asset, and upon each recomputation of each Eligible Asset pursuant to Section 2.05(a), the Owner of such Eligible Asset will continue to have a valid and perfected first priority undivided percentage interest to the extent of such Eligible Asset in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, subject to the provisions of Section 2.06; and no effective financing statement or other instrument similar in effect covering any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office except for financing statements with respect to the Mortgage and financing statements as may have been filed in favor of Citicorp North America, Inc., as Agent, in accordance with the Existing Agreement.

(i)      The chief place of business and chief executive office of the Seller are located in the Commonwealth of Pennsylvania and the offices where the Seller keeps all its books, records and documents evidencing Pool Receivables or the related Contracts are located in the Commonwealth of Pennsylvania. The Seller is located in Pennsylvania for purposes of Section 9-307 of the UCC as in effect in the Commonwealth of Pennsylvania; and the office of the Commonwealth of Pennsylvania in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Seller hereunder is the Secretary of the Commonwealth of Pennsylvania.

(j)      The Pool Receivables are accounts receivable or other obligations representing all or part of the sale price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended; the nature of the Pool Receivables is such that their purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended.

(k)      None of the Receivables are subject to any netting arrangements or the subject of any dispute, offset, counterclaim, barter, exchange or modification.

(l)      Other than the Related Security, there are no security interests or liens on property subject thereto from time to time purporting to secure payment of any Receivable, whether pursuant to the Contract relating to such Receivable or otherwise, or any financing statements signed by any Obligor describing any collateral securing such Receivable or any guarantee, insurance or other agreement or arrangement of whatever character from time to time supporting or securing payment of any such Receivable whether pursuant to the Contact related to such Receivable or otherwise.

ARTICLE V

GENERAL COVENANTS OF THE SELLER

SECTION 5.01        Affirmative Covenants of the Seller. Until the later of (i) the Facility Termination Date or (ii) the earlier of the date on which all Capital of all Eligible Assets is reduced to zero or 90 days after all uncollected Pool Receivables have been written off by the Seller which, in the case of Tariff Receivables, shall be in accordance with the Credit and Collection Policy, the Seller will, unless the Agent shall otherwise consent in writing:

(a)      Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Pool Receivables and related Contracts, the non-compliance with which would materially adversely affect the collectibility of the Pool Receivables or the ability of the Seller to collect Pool Receivables or to perform its obligations under this Agreement.

(b)      Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, to the extent that failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Owners or the Agent hereunder or in the Pool Receivables, or the ability of the Seller or the Collection Agent to perform their respective obligations hereunder. Nothing herein shall prevent the reorganization of current lines of business so long as the Seller remains in the business of providing and selling transmission and distribution services as well as electricity.

(c)      Audits. At any time and from time to time during regular business hours, permit the Agent, the Liquidity Agent, the Enhancement Provider or its agents or representatives, at their own expense, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Pool Receivables, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Pool Receivables or the Seller’s performance hereunder with any of the officers or employees of the Seller having knowledge of such matters, provided that the Agent, the Liquidity Agent or the Enhancement Provider, as the case may be, shall notify the chief financial officer or the treasurer of the Seller of any such discussions.

(d)      Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(e)      Performance and Compliance with Receivables and Contracts. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables.

(f)      Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and all Contracts related thereto (and all original documents relating thereto) in the Commonwealth of Pennsylvania.

(g)      Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the related Contract.

(h)      Collections. At all times following the designation by the Agent of a Designated Account, deposit, or cause to be deposited, all shares of the Collections allocable to the Owner to such Designated Account. At all times, segregate collections received on account of Intangible Transition Charges (including those received from EGS’s or Third Party Billers) from Collections, within 48 hours of the receipt thereof; unless the Seller’s short-term debt rating is at least A-1 from S&P and P-1 from Moody’s, in which event such segregation shall not be required before 30 days after the receipt of Collections.

(i)      Investor Reports, Etc. Investor Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller) and other information, exhibits, financial statements, documents, books, records or reports in connection with this Agreement are and will be accurate in all material respects as of their date and (except as otherwise disclosed to the Agent or such Owner, as the case may be, at or prior to the time furnished) as of the date so furnished, and no such document contains or shall contain, as of its date or (except as otherwise disclosed to the Agent or such Owner, as the case may be, at or prior to the time furnished) as of the date so furnished, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein in light of the circumstances under which they were made not misleading.

(j)      Tariffs. From time to time and contemporaneously as they shall arise and in addition to those attached to the certificate referred to in Section 3.01(a), deliver to the Agent copies of all Tariffs which come into existence after the Effective Date, certified as true and correct by an officer of the Seller.

(k)       Billing. Bill all CAP Rate Program Receivables in accordance with the Tariffs; bill all Competitive Transition Charges in accordance with the QRO’s and related Tariffs; bill all EGS Receivables in accordance with the Competition Act; and bill all Third Party Biller Receivables in accordance with the Competition Act.

SECTION 5.02        Reporting Requirements of the Seller. Until the later of (i) the Facility Termination Date or (ii) the earlier of the date on which all Capital of all Eligible Assets is reduced to zero or 90 days after all uncollected Pool Receivables have been written off by the Seller which shall be in accordance with the Credit and Collection Policy, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent:

(a)      as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, a consolidated balance sheet of the Seller and its consolidated subsidiaries, if any, as of the end of such quarter, and consolidated statements of income and retained earnings and cash flows of the Seller and its consolidated subsidiaries, if any, each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to year-end audit adjustments) by a principal financial or accounting officer of the Seller as having been prepared in accordance with generally accepted accounting principles (it being understood and agreed that the delivery by the Seller of its Report on Form 10-Q as filed with the Securities and Exchange Commission for any such quarter within the time period specified above shall satisfy reporting and certification requirements set forth above for such quarter);

(b)      as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the consolidated balance sheet of the Seller and its consolidated subsidiaries, if any, as of the end of each such year and the related consolidated statements of income and retained earnings and cash flows of the Seller and its consolidated subsidiaries, if any, for such year, each reported on by nationally recognized independent public accountants (it being understood and agreed that the delivery by the Seller of its Report on Form 10-K as filed with the Securities and Exchange Commission for any such fiscal year within the time period specified above shall satisfy reporting requirements set forth above for such fiscal year);

(c)      promptly after the sending or filing thereof, copies of all reports which the Seller sends to any of its security holders generally and copies of all reports and registration statements which the Seller files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling security holders (it being understood that the delivery to the Agent of copies of the Seller’s annual and quarterly reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, shall satisfy its obligations under subsections (a) and (b) above, and this subsection (c) as to Securities and Exchange Commission filings only);

(d)      promptly after the filing or receiving thereof copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which the

Seller or any subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Seller or any subsidiary receives from such corporation;

(e)      as soon as possible and in any event within ten days after the occurrence of each Trigger Event or each event which, with the giving of notice or lapse of time or both, would constitute a Trigger Event, the statement of a principal financial or accounting officer of the Seller setting forth details of such Trigger Event or event and the action which the Seller proposes to take with respect thereto;

(f)      promptly, information with respect to modifications to or waivers of or non-compliance by any party to any Contract; provided that with respect to any Tariff, information need only be furnished regarding material modifications, material waivers or material non-compliance by any party to a Contract and need not include information on defaults by Obligors;

(g)      promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Seller, or any subsidiary as the Agent may from time to time reasonably request in order to protect any Owner’s or the Agent’s interests under or contemplated by this Agreement;

(h)      promptly, upon the delivery thereof pursuant to the Servicing Agreement, a copy of each Adjustment Request and each notice of a Servicer Default (as that term is defined in the Servicing Agreement) and notice of its intention to assign its servicing obligations pursuant to Section 5.04 of the Servicing Agreement;

(i)      promptly, upon the delivery thereof pursuant to the Servicing Agreement, copies of all reports to be furnished pursuant to the Servicing Agreement which on the date hereof are reports to be delivered with respect to each Remittance Date, Monthly Allocation Date and Payment Date (as those terms are defined in the Servicing Agreement) and which are referred to in the Issuer Annex (as that term is defined in the Servicing Agreement);

(j)      not less than 30 days before it becomes final and unappealable, furnish the Agent with a copy of each new QRO; and

(k)      at least 30 days prior to any change in the name or jurisdiction of organization of the Seller, a notice setting forth the new name or jurisdiction and the effective date thereof.

Reports and financial statements required to be delivered pursuant to subsections (a), (b) and (c) of this Section 5.02 shall be deemed to have been delivered on the date on which the Seller posts such reports, or reports containing such financial statements, on the Seller’s website on the Internet at www.exeloncorp.com or when such reports, or reports containing such financial statements, are posted on the Securities and Exchange Commission website at www.sec.gov; provided, that the Seller shall deliver paper copies of the reports and financial statements referred to in subsections (a), (b) and (c) of this Section 5.02 to the Agent, the

Investor or any Owner who requests the Seller to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent, the Investor or such Owner, as applicable.

SECTION 5.03        Negative Covenants of the Seller. Until the later of (i) the Facility Termination Date or (ii) the earlier of the date on which all Capital of all Eligible Assets is reduced to zero or 90 days after all uncollected Pool Receivables have been written off by the Seller which, in the case of Tariff Receivables, shall be in accordance with the Credit and Collection Policy, the Seller will not, without the written consent of the Agent:

(a)      Sales, Liens, Etc. Except as otherwise provided herein and except with respect to the Mortgage and the sale of Intangible Transition Charges with respect to the Transition Bonds, sell, assign (by operation of law or otherwise) or otherwise dispose of or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable or related Contract, or assign any right to receive income in respect thereof.

(b)      Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable.

(c)      Deposits to Designated Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Designated Account cash or cash proceeds other than Collections of Pool Receivables.

(d)      Servicing Agreement and Sale Agreement. Amend any provision of the Servicing Agreement or the Sale Agreement in any manner that will have a material adverse effect on the collectibility of the Receivables.

(e)      Credit and Collection Policy. Make any change in the Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of the Seller (if it is acting as Collection Agent) to perform its obligations under this Agreement. In the event the Seller makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01        Designation of Collection Agent. The servicing, administering and collection of the Pool Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Section 6.01. Until the Agent gives one Business Day’s prior written notice to the Seller (in accordance with this Section 6.01) of a designation of a new Collection Agent, the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent may at any time, upon one Business Day’s prior written notice to the Seller, designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent on the condition in each case that any such Person so designated shall agree in writing to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

SECTION 6.02        Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Seller, the Owner, BTMUNY and the Agent hereby appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the Contracts, in each of the last two cases relating to the Pool Receivables. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Owner their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 2.07 and 2.08 but shall not (except as set forth in Section 5.01(h)) be required (unless otherwise requested by the Agent) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with said Sections. If instructed by the Agent, the Collection Agent shall segregate and deposit into the Designated Account, designated pursuant to Section 6.03, such allocable share of Collections of Pool Receivables, set aside for each Owner, on the first Business Day following receipt by the Collection Agent of such Collections. Provided no Trigger Event, Liquidation Day or Provisional Liquidation Day shall have occurred and be continuing, the Seller, while it is the Collection Agent, may extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Seller may determine to be appropriate to maximize Collections thereof or as required by applicable law; provided, that in the case of Tariff Receivables, such action shall be in accordance with the Credit and Collection Policy. The Seller shall deliver to the Collection Agent and the Collection Agent shall hold in trust for the Seller and each Owner in accordance with their respective interests, copies of all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

(b)      The Collection Agent shall as soon as practicable following receipt turn over to the Seller (i) that portion of Collections of Pool Receivables representing its undivided interest therein, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent of servicing, collecting and administering the Pool Receivables to the extent not covered by the Collection Agent Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable. The Collection Agent, if other than the Seller, shall as soon as practicable upon demand deliver to the Seller copies of all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Pool Receivables. The Collection Agent’s authorization under this Agreement shall terminate, after the Facility Termination Date, upon receipt by each Owner of an Eligible Asset of an amount equal to the Capital plus accrued Yield for such Eligible Asset plus all other amounts owed to the Agent, each Owner and the Seller and (unless otherwise agreed by the Agent and the Collection Agent) the Collection Agent under this Agreement.

SECTION 6.03        Rights of the Agent. (a) The Agent is hereby authorized to notify at any time and at the Seller’s expense the Obligors of Pool Receivables, or any of them, of the ownership of Eligible Assets by the Owners.

(b)      At any time following the designation of a Collection Agent other than the Seller pursuant to Section 6.01:

(i)      The Agent may direct the Obligors of Pool Receivables, or any of them, that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee or to an account designated by it (the “Designated Account”).

(ii)      The Seller shall, at the Agent’s request and at the Seller’s expense, give notice of such ownership to each said Obligor and direct that payments in respect of the Pool Receivables be made directly to the Agent or its designee or to the Designated Account.

(iii)      The Seller shall, at the Agent’s request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting solely Collections of Pool Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv)      Each of the Seller, the Owner and BTMUNY hereby authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller, the Owner and BTMUNY, respectively, necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments solely representing Collections and enforcing such Pool Receivables and the related Contracts.

(c)      With respect to any amounts received by the Agent pursuant to its rights under this Section 6.03, the Agent shall apply such amounts pursuant to Section 2.06, 2.07 or 2.08, as applicable.

SECTION 6.04        Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

(a)      The Seller shall perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if Eligible Assets had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to Pool Receivables; and

(b)      Neither the Agent nor the Owners shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.

SECTION 6.05        Further Action Evidencing the Purchase. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Assets purchased by the Owners hereunder, or to enable any of them or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Seller will upon the written request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof and such other instruments or notices, as may be necessary or appropriate; (ii) mark conspicuously each invoice evidencing each Pool Receivable with a legend, acceptable to the Agent, evidencing that such Eligible Assets have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables with such legend. The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising as permitted by the UCC. If the Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform or cause performance of such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller as provided in Section 10.01 or 11.06, as applicable.

SECTION 6.06        Effect of Intercreditor Agreement. The rights and remedies contained in this Article VI may be subject to the terms of the Intercreditor Agreement.

ARTICLE VII

TRIGGER EVENTS

SECTION 7.01        Trigger Events. If any of the following events (“Trigger Events”) shall occur and be continuing:

(a)      If the Collection Agent is the Seller or any of its Affiliates or any Person acting under a subcontract (other than this Agreement) with the Seller or any of its Affiliates, the Collection Agent (i) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

(b)      Any representation or warranty made or deemed to be made by the Seller (or any of its officers on behalf of the Seller) under or in connection with this Agreement or any Investor Report furnished by the Seller, whether as Collection Agent or otherwise, or other information or report delivered by the Seller, whether as Collection Agent or otherwise, or by any of its officers pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed made; or

(c)      The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to the Seller; or

(d)      The Seller shall fail to pay any of its Debt in excess of $50,000,000 or any installment thereof or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid prior to the stated maturity thereof other than (i) by a regularly scheduled required prepayment, (ii) in the case of Debt securing tax-exempt borrowing, by prepayment of such borrowing resulting from the taxability thereof and (iii) any such prepayment required to be made under any equipment or nuclear fuel lease (whether or not characterized as such), which prepayment will not result in a material adverse change in the financial condition, business or prospects of the Seller and its subsidiaries, taken as a whole; or

(e)      The Purchase shall for any reason cease to create, or any Eligible Asset shall for any reason cease to constitute, a valid and perfected first priority undivided percentage interest to the extent of the pertinent Eligible Asset in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or

(f)      (i) The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, if instituted against the Seller, either such proceeding shall not be stayed or dismissed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or (ii) the Seller shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (f); or

(g)      As of the last day of any calendar month (i) the arithmetic average of the Default Ratios as of such day and as of the last day of the two immediately preceding calendar months shall exceed 25% or (ii) the Delinquency Ratio shall exceed 8% or (iii) the arithmetic average of the Loss-to-Liquidation Ratios as of such day and as of the last day of the two immediately preceding calendar months shall exceed 4%; or

(h)      The Eligible Asset percentage shall equal or exceed 100% for a period of 5 consecutive days; or

(i)      Any event shall have occurred, which materially adversely affects the collectibility of the Pool Receivables, or which materially adversely affects the ability of the Seller to collect Pool Receivables or to perform under this Agreement; or

(j)      The Seller shall, without the written consent of the Agent, make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, materially adversely affect the collectibility of the Pool Receivables (it being agreed that so long as the Seller remains in the business of providing and billing transmission and distribution services as well as electricity, no reorganization of lines of business will be considered to be a change in the character of its business); or

(k)      A “Servicer Default” shall occur under the Servicing Agreement; or the Seller exercises its right to assign its servicing obligations pursuant to Section 5.04 of the Servicing Agreement; or

(l)      The Seller shall be required to pay “Liquidated Damages” under the Sale Agreement;

(m)      There shall occur a termination (whether by scheduled expiration, termination on default or otherwise) of the commitment of either the Liquidity Provider under the Liquidity Agreement or of the Enhancement Provider under the Enhancement Agreement.

then, and in any such event the Agent may, by written notice to the Seller, declare the Facility Termination Date to have occurred, except that, in the case of any event described above in clause (i) of subsection (f) or described above in subsection (e), the Facility Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such Facility Termination Date, the Agent and the Owners shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE VIII

THE AGENT

SECTION 8.01        Authorization and Action. Pursuant to the Program Administration Agreement, the Owner appoints and authorizes the Agent to take such action as agent on its behalf and on the behalf of any Owner and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof together with such powers as are reasonably incidental thereto.

SECTION 8.02        Agent’s Reliance, Etc. Neither the Program Administrator, nor the Agent nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Collection Agent pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Program Administrator, the Agent, the Enhancement Provider and the Liquidity Provider: (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or to inspect the property (including the books and records) of the Seller; (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03        BTMUNY and Affiliates. With respect to any Eligible Asset owned by BTMUNY, BTMUNY shall have the same rights and powers under this Agreement as would any Owner and may exercise the same as though it were not the Agent. BTMUNY and its Affiliates may generally engage in any kind of business with the Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Obligor or any of their respective Affiliates, all as if BTMUNY were not the Program Administrator and BTMUNY were not the Agent and without any duty to account therefor to the Owners.

SECTION 8.04        Investor Purchase Decision. The Investor acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Owner and based on such documents and information as it has deemed appropriate made its own evaluation and decision to enter into this Agreement and, if it so determines, to Purchase, the additional Eligible Asset. Each Owner also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Owner and based on such documents and information as it shall deem appropriate at the time, make and continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE IX

ASSIGNMENT OF ELIGIBLE ASSETS

SECTION 9.01        Assignment. This Agreement and the Owner’s rights and obligations herein (including ownership of each Eligible Asset) shall be assignable by the Owner and its successors and assigns.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.        Indemnities by the Seller. Without limiting any other rights which the Agent, the Owner, BTMUNY, the Program Administrator, the Liquidity Provider, the Enhancement Provider and each Affiliate or member thereof or any of their respective officers, directors, employees or advisors (each an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement or the use of proceeds of the Purchase or the ownership of Eligible Assets or in respect of any Receivable or any Contract, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the relevant Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the foregoing, the Seller shall pay on demand to the relevant Indemnified Party any and all amounts necessary to indemnify such Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)      the creation of an undivided percentage interest in any Receivable that purports to be an Eligible Receivable but which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable (other than by reason of the financial inability of the Obligor to pay or the discharge in bankruptcy of the Obligor);

(ii)      reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, any Investor Report or any other information or report delivered by the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(iii)      the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

(iv)      the failure to vest in the Owner of an Eligible Asset an undivided percentage interest, to the extent of such Eligible Asset, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim (whether or not such Adverse Claim is specifically contemplated by this Agreement) other than any Adverse Claim granted by the Owner;

(v)      the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool whether at the time of the Purchase or at any subsequent time;

(vi)      any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor), or any other claim resulting from the sale of the electricity, gas or services related to such Receivable or the furnishing or failure to furnish such electricity, gas or services;

(vii)      any failure of the Seller, as Collection Agent or otherwise, to perform its duties, obligations or covenants in accordance with this Agreement;

(viii)      any products liability claim arising out of or in connection with the electricity, gas or services which are the subject of any Contract;

(ix)      the commingling of Collections of Pool Receivables at any time with other funds of the Seller;

(x)      any investigation, litigation or proceeding related to this Agreement or the use of the proceeds of the Purchase or the ownership of Eligible Assets or in respect of any Receivable or any Contract; or

(xi)      any failure of funds or revenues to be set aside or otherwise appropriated for payment of any Receivable the Obligor of which is a government or governmental agency.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01        Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, as agent for itself and the Owner, and, with respect to any amendments, by the Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 11.02        Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and mailed or faxed or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, in the case of notice by mail when deposited in the mails, and, in the case of notice by facsimile, when sent (and shall be followed by hard copy sent by regular mail), in each case addressed as aforesaid, except that notices and communications to the Agent pursuant to Article II shall not be effective until received.

SECTION 11.03        No Waiver; Remedies. No failure on the part of the Agent, the Owner, BTMUNY or any Indemnified Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04        Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Agent, the Owner, BTMUNY and their respective successors and assigns; provided, however, that the Seller (as Seller or as Collection Agent) may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the later of (i) the Facility Termination Date or (ii) the earlier of the date on which all Capital of all Eligible Assets is reduced to zero or 90 days after all uncollected Pool Receivables have been written off by the Seller in accordance with the Credit and Collection Policy; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the indemnification provisions of Article X (as they existed in the Existing Agreement and as they exist in this Agreement) and the provisions of Sections 11.06, 11.07 and 11.08 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.05        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the validity or perfection of the interests of the Owners in the Receivables, or remedies hereunder, in respect thereof are governed by the laws of a jurisdiction other than the State of New York.

SECTION 11.06        Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Agent, the Owner, BTMUNY, the Liquidity Provider, the Enhancement Provider and their respective Affiliates under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing) of this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investor, BTMUNY and their respective Affiliates with respect thereto and with respect to advising the Agent, the Investor, BTMUNY and their respective Affiliates as to their respective rights and remedies under this Agreement and all costs and expenses, if any (including reasonable counsel fees and expenses) for the Agent, each Owner, BTMUNY and their respective Affiliates, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)      In addition, the Seller shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify the Agent, the Investor, BTMUNY and their respective Affiliates against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(c)      In addition, the Seller shall pay on demand all other costs, expenses and taxes (excluding income taxes) incurred by the Investor or any stockholder of the Investor (“Other Costs”), including, without limitation, the cost of auditing the Investor's books by certified public accountants, the cost of rating the Investor’s Commercial Paper Notes by independent financial rating agencies, the cost of issuing the Investor’s Commercial Paper Notes, the taxes (excluding income taxes) resulting from the Investor’s operations, and the reasonable fees and out-of-pocket expenses of counsel for the Investor or any counsel for any stockholder of the Investor with respect to (i) advising the Investor or any stockholder as to its rights and remedies under this Agreement, (ii) the enforcement of this Agreement and the other Transaction Documents, (iii) advising the Investor or such stockholder as to matters relating to the Investor's operations, or (iv) advising the Investor or any stockholder of the Investor as to the issuance of the Investor's Commercial Paper Notes, and acting in connection with such issuance; provided, however, that if the Investor enters into agreements for the purchase of interests in receivables from one or more other Persons (“Other Sellers”), the Seller and such Other Sellers shall each be liable for such Other Costs ratably in accordance with the usage under the respective facilities of the Investor to purchase receivables or interests therein from the Seller and each Other Seller; and provided, further, that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

SECTION 11.07        No Proceedings. Each of the Seller, the Agent, BTMUNY and each assignee of an Eligible Asset or any interest therein and each entity which enters into a commitment to purchase Eligible Assets or interests therein hereby agrees that it will not institute against the Investor any proceeding of the type referred to in clause (i) of Section 7.01(f) so long as any Commercial Paper Notes issued by the Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

SECTION 11.08        Confidentiality. Except to the extent otherwise required by applicable law, the Seller agrees to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties and otherwise; provided, however, that this Agreement may be disclosed to third parties to the extent such disclosure is (i) required under the rules and regulations of the Securities and Exchange Commission or the Pennsylvania Public Utility Commission, by other applicable law or court order or in connection with a sale of securities of the Seller, (ii) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, (iii) limited in scope to the provisions of Articles V, VII and X and, to the extent defined terms are used in Articles V, VII and X, such terms defined in Article I of this Agreement and (iv) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided, further, however, that this Agreement may be disclosed to the Seller’s legal counsel and auditors if they agree to hold the same confidential; and provided, further, however, that the Seller shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller.

Notwithstanding any other provisions herein or in any other Transaction Document, each of the Investor, the Owner and the Agent hereby confirms that the Seller and the Collection Agent (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and such other Transaction Documents.

SECTION 11.09        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.10        Acknowledgment. Each of the parties hereto acknowledges and agrees that the amendment and restatement of the Existing Agreement on the terms and conditions set forth herein shall not in any way affect any sale, transfer, assignment or security interest grants effected pursuant to the Existing Agreement or any predecessor thereto or any representations, warranties or covenants made by the Seller with respect to such sale, transfer, or security interest grant or any rights or remedies of the Agent, the Investor or the Owners with respect thereto. Each of the parties hereto confirms any sale, transfer, assignment and security interest effected pursuant to the Existing Agreement and any such predecessor.

SECTION 11.11        No Recourse. The obligations of the Investor under this Agreement are solely the corporate obligations of the Investor. No recourse shall be had for the payment of any amount owing by the Investor under this Agreement, or for the payment by the Investor of any other obligation or claim of or against the Investor arising out of or based on this Agreement, against any stockholder, member, manager, employee, officer, director or incorporator of the Investor, provided, however, that nothing in this Section 11.11 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have in such capacity for his/her or its gross negligence or willful misconduct.

SECTION 11.12        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PECO ENERGY COMPANY

By:
Name:
Title:

2301 Market Street
P.O. Box 8699
Philadelphia, PA 19101

VICTORY RECEIVABLES CORPORATION

By:
Name:
Title:

c/o J.H. Management Corporation
One International Place
Boston, Massachusetts 02110
Attention: R. Douglas Donaldson
Facsimile: (617) 951-7050

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH, as Agent

By:
Name:
Title:

1251 Avenue of the Americas
New York, New York 10020
Attention: Van Dusenbury
Facsimile: (212) 782-6448

EXHIBIT C

INVESTOR REPORT

PECO Energy Company	Monthly Information Package for Period Ended:

I. Total Investment

			CP Outstanding					Total Amount
		1	CP outstanding as of the end of this Settlement Period					$0
		2	Addition (+) or Reduction (-)
		3	New CP Outstanding					$0

II. Portfolio Aging			A	B	C	D	E		I
			Unbilled	Current	1-30 Days Past Due	31-60 Days Past Due	61+ Days Past Due		Total
Receivables Balance		4	0	0	0	0	0		0
Percentage to Total

III. Portfolio Activity			A	B	C	D	E	F	G
			Beginning Balance	Sales	Collections	Net Dilution	Net Loss	Other Adjustments	Ending Balance
		5		0	0	0	0	0	0

IV. Concentration Receivables
						Concentration	Purchase Limit	Excess
			Obligor Name		Receivables	Limit	Percentage	Concentrations
A
B
C
D
E
F
G
H
I
J

Excess Amount Check
	Total Excess Concentrations								- ok

V. Net Pool Balance
1	0		0
2 Less:		Defaulted Receivables	0
3		Other ineligible	0
4		Unapplied Cash balance Account 142200	0
5		Sales Tax Billed	0
6		Other Energy Supplier Billings	0
7		Other Ineligible	0
8		Eligible Receivables	0
9		Excess Concentration	0
10 Net Pool Balance			0

VI. Ratio Calculations

		A	B	C	D	E	F	G	H
		Delinquency Ratio		Default Ratio		Loss-to-Liquidation Ratio		Dilution Ratio
	Month	1-Month	3-Month	1-Month	3-Month	1-Month	3-Month	1-Month	3-Month
			Rolling Avg.		Rolling Avg.		Rolling Avg.		Rolling Avg.
11
12
13
14
15
16
17
18
19
20
21
22
23
24

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VII. Reserve Calculations

Loss Reserve:
25	Highest 3-m Avg. in Last 12-m
26	Stress Factor	2
27	Default Horizon Ratio
28	Dynamic Loss Reserve
29	Reserve Floor %
30	Loss & Dilution Reserve

Dilution Reserve Factor :
31	Dilution Ratio
32	3-m Avg. Dilution Ratio
33	Expected Dilution Ratio
34	Dilution Horizon Ratio
35	Dilution Volatility Factor
36	Dilution Reserve

Yield Reserve:
37	One-Month BTMU Libor
38	Average Maturity
39	Yield Reserve Percentage
40	Yield Reserve

Servicer Fee Reserve:
41	Servicer Fee	1.00%
42	Servicer Fee Reserve

VIII. Computation of Asset Interest

43	CP Outstanding	225,000,000
44	Loss Reserve Factor
45	Dilution Reserve Factor
46	Yield Reserve
47	Servicer Fee Reserve
48	Net Pool Balance
49	Asset Interest
Max borrowing

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IX. Compliance Tests

Is the current Delinquency Ratio < 8%	Yes

Is the current 3-month rolling average Default Ratio < 25%	Yes

Is the current 3-month rolling average Loss-to-Liquidation Ratio < 4%	Yes

Is Eligible Asset Interest < 100%	Yes

By signing below, I attest to the accuracy and completeness of the above information. In addition to that, I certify that PECO Energy Company has and continues to comply with all facility documentation, covenants, representations and warranties as set out in the Purchase and Sale Agreement dated September , 2008

x
Name:		Date
Title:

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SCHEDULE I

PECO Energy Distribution Company

Credit and Collection Policies & Procedures

PECO Energy Company (“PECO Energy”) is obligated to provide service to new residential customers under Pennsylvania law. Credit investigations are performed on new customers through a Social Security Number and/or Driver’s License verification and internal documentation. PECO Energy relies on the information provided by the customer and its Customer Information System audits to determine whether PECO Energy has previously served the customer. Customers may also be directed to Identity Verification locations to show proof of identity prior to initiating new service. Service may be denied if the applicant cannot prove his or her identity.

Residential and small commercial accounts may be assessed a security deposit at the time of service initiation. Credit investigations and internal account reviews are used to determine if a residential account should be assessed a deposit at initiation. Deposit amounts are equal to two times the average monthly billing based on the previous usage at the property. Deposits may be waived for small commercial customers that have demonstrated credit-worthiness on a prior PECO Energy account. Initial deposits may be waived for residential customers if they provide income verification that demonstrates they are low-income customers (below 250% of the Federal Poverty Level).

Small commercial account deposits are held for a period of 36 months. After 36 months of good payment, the customer can request that the deposit and any interest be applied to the account. Residential deposits are held for 12 months. If the customer pays on time and in full for 12 consecutive months, the customer’s deposit plus interest is applied to the customer’s account.

If a customer becomes 60 days delinquent and there is no deposit on record, a deposit warning letter is sent. If the customer does not satisfy the delinquency and remains delinquent during the following 60 days, a deposit is required. The deposit is billed in three monthly installments.

If a customer fails to pay a required deposit under any circumstances, service termination procedures are enacted as described below.

PECO Energy operates on a continuous billing cycle, with an approximately equal number of bills being distributed each day. PECO Energy bills the majority of its customers monthly. Accounts with potential billing errors are held by the computer system for review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, safety problems identified by the meter-reading staff and possible meter malfunctions.

As part of its obligation to provide service to its low-income customers, PECO Energy developed a Customer Assistance Program (“CAP”). CAP is open only to residential class customers. Customers must apply for CAP and must demonstrate that their annual household gross income is less than 150% of the Federal Poverty Level (FPL). Customers in CAP receive a rate discount for usage up to a fixed, maximum each month. Usage exceeding this maximum is billed at the regular tariff rate. The usage-based discount is intended to encourage customers to conserve energy. There are five CAP rate tiers, designated as A through E and based on the customer’s FPL percentage. The lower the customer’s annual income, the higher the discount available to that customer. CAP customers may also have any pre-application arrears on their account forgiven if they remain current on post-application billing for six consecutive months. This requirement may be replaced by an arrangement that forgives 1/12th of the arrearage for each on-time payment of the current account. Failure to remain current on post-CAP charges will delay or disqualify the customer for the forgiveness. CAP customers are otherwise subject to normal PECO Energy collection policies.

PECO Energy receives a majority of bill payments via U.S. mail. Customers may also pay at a network of businesses or organizations developed by a PECO Energy vendor (such as supermarkets and convenience stores). These payment locations are located throughout PECO Energy’s service territory and are authorized to accept in-person payments. Other major payment collection methods include telephone and online payments by check or credit card, and direct debit of customer accounts through a local bank.

PECO Energy’s residential and small commercial collection practice for addressing delinquent accounts is automated via the Recovery Management System (RMS). RMS can be tailored to efficiently meet on-going and changing program requirements, while providing an effective mechanism to enable the Company to effectively manage its delinquent accounts.

Account activity in RMS is based on a recovery score assigned to each delinquent account. Each delinquent customer is scored based on: (1) the outstanding account balance; (2) the customer’s payment habits; (3) the length of time the customer has been a PECO Energy customer; (4) the amount of time since the last payment was received; and (5) the customer’s termination history. Based on these factors, the account is assigned a risk score. The risk score is used to segment delinquent customers into one of five specific collection strategies. The low risk customers (customers who usually pay late and pay the associated late fees) are monitored with no collection activity. The next highest risk customers are sent letters reminding them of their payment obligation. The next highest risk customers receive outbound collection calls reminding the customers of their delinquency. The next highest risk customers are referred to a collection agency which uses a combination of letters and calls to the customer for 30 days. The highest risk customers are sent directly to the service termination process.

For residential customers, the service termination process is initiated by mailing notice of PECO Energy’s intent to terminate service if payment is not received in 10 days (the “l0-day Notice”). If payment is not made within seven days after mailing the 10-day Notice, a 72-hour notice is given, either by telephone or at the property, of PECO Energy’s intent to terminate service if payment is not received within 3 days (the “72-hour Notice”). If sufficient payment has not been received within 10 days after 10-day Notice, the account is sent for termination.

PECO Energy is authorized to terminate service any time during the 60 days after the 10-day Notice. During non-winter months (April 1 to November 30), service may be terminated on the first visit to the property, regardless of whether contact is made with anyone at the property. During the winter months (December 1 to March 31), personal contact must be attempted at the property. If the field termination vendor makes personal contact with a

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responsible adult at the property on the first visit, service is terminated. If personal contact is not made on the first visit to the property, the field termination vendor leaves a 48-hour notice at the property. Two days later, the service is terminated with or without personal contact. At any time during this notice process, the customer may make payment to stop the termination.

PECO Energy is not permitted to terminate service to known low-income customers during the winter months. These residential accounts are managed during the winter period through a combination of letter and proactive phone contacts. Due to high-energy use with heating customers, payment plans may be negotiated. Delinquencies that accumulate during the winter period continue to contribute to the recovery scoring that can lead to termination once the winter period is over.

For small commercial accounts in the highest risk category, a telephone call is made to the customers to inform them that their account has been referred for termination. A one week grace period is provided to allow for payment in full. If payment is not received, the customer receives notice that the service will be disconnected in three days. If payment is not made, service is terminated. The winter relief and personal contact requirements do not apply to commercial accounts.

If a customer is terminated for non-payment, the customer is required to pay the full past due balance before reconnection. If the customer was on a payment agreement at the time of termination, the full deferred balance must be paid, plus a reconnection fee. After service is restored, a deposit will be billed to the account in three installments.

A separate, external Credit Call Center (CCC) is utilized to respond effectively to calls received from delinquent customers who contact the company regarding their account. The contact number for the CCC is used in all correspondence to delinquent customers concerning the status of their account. In addition, an IVR option at PECO Energy’s main telephone number will direct calls to the CCC. The CCC is authorized to negotiate payment arrangements, where warranted, in accordance with company policies and procedures. Agreement policies and procedures are based on guidelines established by the Pennsylvania Public Utility Commission.

If a customer account is closed with a balance owed, either because a customer has moved or because the customer has failed to remedy a delinquent account, collection efforts are made to collect the balance. Accounts are sent to an external collection agency that attempts to collect the debt. Accounts are written off ninety-days after closing if payment is not received. Additional recovery of delinquent accounts is also effectuated through litigation.

Collection recovery rates are monitored monthly. Once written off, uncollected debts may be sold as part of the PECO Energy’s efforts to improve cash flow and manage its bad debt. Potential sales are performed quarterly. Excluded from sales consideration are charged-off accounts that are included in a bankruptcy or litigation, or if a dispute exists at the time of the sales transaction.

PECO Energy’s large commercial and industrial account collection process is based on providing individualized analysis and attention to detail due to the importance of each customer as a source of revenue. The PECO Energy’s collection strategies range from letters and phone

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contacts to termination and litigation. The accounts are assigned to large account specialists who monitor the accounts and determine the appropriate action necessary to correct delinquencies. Large commercial and industrial accounts are referred to a collection agency at charge-off.

If PECO Energy is notified that a customer has declared bankruptcy, a review is conducted to identify all affected accounts. The accounts are closed and written-off. Efforts are initiated to submit claims in the bankruptcy. A new “post-petition” account is then established and a deposit is requested for customers where continued service is required.

With the advent of electric and gas choice, customers may choose an alternate energy supplier. If the customer chooses an electric supplier and PECO Energy performs the billing for the supplier charges, PECO Energy is obligated to reimburse the electric supplier regardless of whether the customer has paid PECO Energy. If the customer chooses a gas supplier and PECO Energy performs the billing for the supplier charges, PECO Energy pays the gas supplier when the customer pays PECO Energy. Should the customer fail to pay the supplier portion of the bill, PECO Energy initiates collection activity, including demand letters and litigation. Termination of service is prohibited on supplier arrears. If a customer becomes ninety days past due on the supplier portion of the bill, PECO Energy may discontinue billing for supplier charges. In addition, payment arrangements do not include any supplier arrears. Agreements on supplier charges are formalized by a legal letter of agreement.

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Customer Assistance Program (“CAP”) Receivables means tariff receivables of residential obligors whose annual household gross income is less than 150% of the Federal Poverty Level. Customers in CAP receive a rate discount for usage up to a fixed, maximum each month. Usage exceeding this maximum is billed at the regular tariff rate. CAP customers may also have any pre-application arrears on their account forgiven if they remain current on post-application billing for six consecutive months. This requirement may be replaced by an arrangement that forgives 1/12th of the arrearage for each on-time payment of the current account.

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